Exhibit 99.1

October 12, 2023

Liberty Broadband Corporation Announces Annual Investor Meeting

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Broadband Corporation (“Liberty Broadband”) (Nasdaq: LBRDA, LBRDK, LBRDP) will be holding its annual Investor Meeting on Thursday, November 9, 2023, which will occur concurrent with the annual Investor Meeting of Liberty Media Corporation (“Liberty Media”). Presentations related to Liberty Media will begin at approximately 9:00am E.T. and the presentation for Liberty Broadband is estimated to begin at approximately 1:20pm E.T. During its annual Investor Meeting, observations may be made regarding Liberty Broadband’s financial performance and outlook, as well as other forward looking matters.

The annual Investor Meeting will be held in New York, NY and is open to shareholders, research analysts and press. Registration and livestream information is available on the Liberty Broadband website and at https://timesevents.nytimes.com/2023libertymediainvestormeeting.

A Q&A session will be hosted after the presentations. In-person attendees will be able to ask questions live, or interested parties are able to submit questions in advance by emailing investorday@libertymedia.com with the subject “Investor Day Question” by 5:00pm E.T. on Friday, November 3, 2023.

An archive of the webcast of the Investor Meeting will also be available on https://www.libertybroadband.com/investors/news-events/ir-calendar after appropriate filings have been made with the SEC.

Companies presenting at the annual Investor Meetings include:

●	Morning Presentations Beginning 9:00am E.T.
o	Liberty Media & Atlanta Braves Holdings, Inc.
◾	Formula 1
◾	Atlanta Braves
◾	Sirius XM Holdings Inc.
◾	Live Nation Entertainment, Inc.
o	Qurate Retail, Inc.
●	Afternoon Presentations Beginning 1:00pm E.T.
o	Liberty TripAdvisor Holdings, Inc.
◾	Tripadvisor, Inc.
o	Liberty Broadband Corporation
◾	Charter Communications, Inc.
◾	GCI
●	Q&A Session Beginning 2:00pm E.T.

About Liberty Broadband Corporation

Liberty Broadband Corporation (Nasdaq: LBRDA, LBRDK, LBRDP) operates and owns interests in a broad range of communications businesses. Liberty Broadband’s principal assets consist of its interest in Charter Communications and its subsidiary GCI. GCI is Alaska’s largest communications provider, providing data, wireless, video, voice and managed services to consumer and business customers throughout Alaska and nationwide. GCI has delivered services over the past 40 years to some of the most remote communities and in some of the most challenging conditions in North America.

Liberty Broadband Corporation
Shane Kleinstein, 720-875-5432

Source: Liberty Broadband Corporation